Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

Hexcel Corporation (the “Company”) and Ira J. Krakower (the “Executive”) enter into this Separation and Consulting Agreement (this “Agreement”) on the 7th day of September, 2016 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Executive and the Company are currently parties to that Amended and Restated Executive Severance Agreement dated December 31, 2008 (the “Severance Agreement”);

WHEREAS, Executive and the Company are currently parties to that Amended and Restated Supplemental Executive Retirement Agreement dated December 31, 2008 (the “SERP”);

WHEREAS, the Company desires to terminate Executive’s employment with the Company effective March 31, 2017 (the “Separation Date”) and to retain access to Executive’s advice and counsel following the Separation Date for purposes of providing the transition services described below;

NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, the parties agree as follows:

1. Separation. The parties acknowledge that the termination of Executive’s employment on the Separation Date has been independently initiated by the Company pursuant to its executive succession planning, and not at the request of the Executive who is able and willing to continue his services thereafter, and is intended to constitute an “involuntary separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). From the Effective Date until 11:59 pm on March 31, 2017 (the “Employment Term”), Executive shall continue to serve as an active regular employee of the Company and perform the duties set forth in Section 2 below. At the Separation Date, Executive’s employment with the Company will terminate. Accordingly, termination on the Separation Date (i) will constitute a termination by the Company without “Cause” for purposes of the Severance Agreement, the SERP, the Management Incentive Compensation Plan (“MICP”), any outstanding or future equity grants, and any other agreement between the Company and the Executive, (ii) the Executive shall be entitled to receive the termination-related compensation and benefits provided for under Section 4(d) of the Severance Agreement pursuant to the terms of the Severance Agreement, and (iii) the Executive shall be entitled to receive the “Involuntary Termination Benefit” provided for in Section 2.2.3 of the SERP pursuant to the terms of the SERP and the elections made by Executive thereunder. The parties acknowledge that any notice requirements pursuant to the terms of the Severance Agreement or the SERP with respect to termination of Executive’s employment on the Separation Date have been made and satisfied by virtue of this Agreement, with the Separation Date being the “Date of Termination” under the Severance Agreement, the date of “Termination of Employment” under the SERP, and the date of termination of employment (or similar term) under any other agreement.

2. Duties During the Employment Term. During the Employment Term, the Executive shall have such duties, responsibilities, and authority as he may have as of the date hereof. Executive shall retain his current title of Executive Vice President, General Counsel & Secretary until the earlier of (i) such time as a new Executive Vice President, General Counsel & Secretary has been appointed by the Board of Directors of the Company, at which time his title shall change to Special Counsel to the Chief Executive Officer, or (ii) the Separation Date. For avoidance of doubt, any change in title pursuant to subsection (i) of the preceding sentence shall not constitute a termination of Executive’s employment with the Company for “Good Reason” for purposes of the Severance Agreement, the SERP or any other agreement between Executive and the Company. Executive shall perform his duties at the Company’s principal executive offices in Stamford, Connecticut, except for required travel on Company business; and provided that starting as of January 1, 2017, Executive shall be permitted to engage in work from his home office in New Hampshire, subject to the reasonable needs of the Company for him to perform services at other locations.

3. Continued Effectiveness of Severance Agreement and SERP. For avoidance of doubt, the terms of the Severance Agreement and SERP shall remain in full force and effect from the Effective Date and shall not be superseded or replaced hereby. In accordance with the preceding sentence, if a “Change in Control” should occur on or prior to the Separation Date, or if the Separation Date should occur during the period of a “Potential Change in Control" (as both terms are defined in the Severance Agreement), then the Company (or its successor) shall continue to employ Executive through the Separation Date in accordance with the terms hereof and, in lieu of the compensation and benefits described in Sections 1(ii) and (iii) above, Executive shall be entitled to all of the enhanced termination-related compensation, benefits and other protective provisions provided for under the Severance Agreement relating to a Change in Control, as well as the “Change in Control Benefit” provided for in Section 2.2.2 of the SERP, with termination of employment deemed to occur on the Separation Date.

4. SERP Benefit Payment. Termination of Executive’s employment on the Separation Date shall be treated as the Executive’s “Termination of Employment” for purposes of the SERP. Benefit payments under the SERP shall be made in accordance with the terms of the SERP and Executive’s timely elections thereunder, subject to any delay that may be required under Section 409A, due to Executive’s status as a “specified employee” for purposes of Section 409A as of the Separation Date.

5. Transition. Upon termination of Executive’s employment with the Company on the Separation Date, Executive agrees to provide consulting services to the Company for a period beginning immediately after the Separation Date and ending on December 31, 2017 (the “Consulting Term”). The consulting services shall consist of assistance with the transition of his duties to a successor, and general advice and counsel as may be reasonably requested by the Chief Executive Officer of the Company from time to time to support his transition needs. During the Consulting Term, Executive shall not be permitted to perform consulting services for the Company at a level that is equal to or greater than 20% of the average level of services performed by Executive during the thirty-six month period immediately preceding the Separation Date. The Executive and the Company agree that upon the Company’s fulfilling all of its obligations to Executive under the Severance Agreement and this Agreement, the Executive’s covenant not to compete, commencing on a termination of employment as provided for in the Severance Agreement, instead will commence upon the expiration of the Consulting Term.

6. Compensation.

(i) During the Employment Term, and regardless of the appointment of a  successor or a change in his duties responsibilities or authority, Executive shall continue to remain an active employee and receive an annual base salary at a rate not less than the rate as in effect as of the date hereof, and continue to be eligible to participate in such employee benefit plans and programs as he currently participates in (e.g., 401k, medical, dental and life insurance) with such changes therein as the Company may make from time to time similarly affecting all other senior executives.

(ii) As consideration for both his continued employment during the Employment Term as well as his agreement to provide consulting services during the Consulting Term as provided herein, Executive will be entitled to receive an equity award under the Hexcel Corporation 2013 Incentive Stock Plan during the Company’s normal grant cycle during early 2017. The total value of the award will equal 150% of Executive’s annual base salary and will be computed in accordance with the same methodology applied to determining grants to other senior executives, and will be made in the same form as are their grants. For avoidance of doubt, Executive shall not be entitled to receive any further equity awards after the Separation Date, and having attained the age of 65 his separation of employment is a Retirement under these and any other outstanding equity awards.

(iii) This Agreement shall not affect Executive’s participation under the MICP or 401k Profit Sharing Plan (“PSP”) for 2016. During the Employment Term, the Executive will continue to remain a participant in the MICP with a target annual bonus opportunity equal to 70% of Executive’s annual base salary and continue to participate in the PSP. Any award payable to Executive under the MICP and PSP in respect of 2017 shall be governed by the terms of those plans; provided, however, that an equivalent PSP award will be paid after the Separation Date directly to Executive at the same time such contributions are made to active PSP participants, but in no event later than March 15, 2018. Upon expiration of the Employment Term, Executive will be entitled to receive a payment in lieu of accrued vacation of up to six weeks, payable in accordance with his participation in the Company’s salaried vacation plan, but in no event paid later than 30 days after the Separation Date.

(iv) During the Consulting Term, and to enhance the cyber-security of the Company’s communications, Executive will be entitled to retain his Company-provided laptop and phone and will be entitled to reimbursement from the Company for his actual, reasonable, out-of-pocket expenses incurred in connection with his provision of consulting services under this Agreement, consistent with the business expense reimbursement policy applicable to senior executives of the Company. At the end of the consulting term, Executive shall return the laptop and phone to the Company.

7. Executive Not Eligible for Active Employee Benefits During Consulting Term. The Company and the Executive intend that, during the Consulting Term, Executive will provide consulting services as Special Counsel to the Chief Executive Officer on an ad hoc as needed basis and not as an employee of the Company. Accordingly, the Executive acknowledges and agrees that, during the Consulting Term, and except as otherwise provided in Section 6 above, he will not be eligible to participate (either himself or his dependents) in, and expressly waives, surrenders, releases and repudiates any rights he may have to participate in, any employee benefit plans or programs offered by the Company to its active employees from time to time, including without limitation  the Company’s 401(k) plan or health and welfare plans, other than in accordance with COBRA, or as mandated by other applicable law, or pursuant to the benefit continuation provisions of the Severance Agreement.

8. Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto regarding the subject matter hereof. Notwithstanding the foregoing, this Agreement shall not replace, modify or supersede any other existing agreement between the Company and the Executive, including the Severance Agreement or the SERP or equity grants.

9. Waiver. This Agreement may not be waived, modified or amended except by the mutual written agreement of the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10. Successors; Non-Assignability.  This Agreement will be binding upon and will inure to the benefit of the Company and its successors. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death.

11. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows (or to another address as provided in a notice under this Section):

To Executive at:

Ira J. Krakower

31 Wilmot Center Road

Elkins, New Hampshire 03233

To the Company at:

Hexcel Corporation

281 Tresser Blvd.

Stamford, CT  06901-3238

Attention:  Executive Vice President, Human Resources

12. Governing Law and Forum.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Connecticut, without giving effect to the conflict of laws principles thereof. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Connecticut.

13. Definitions, Heading and Numbers.  A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein.  The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.  Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use or the plural to the singular.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

15. Tax Withholding. The Company shall be entitled to withhold from any payments pursuant to this Agreement any and all federal, state, local taxes required to be withheld. Notwithstanding anything to the contrary in Section 5 the parties acknowledge that any payments under the MICP or in respect of PSP or equity awards after the Separation Date will be reported on Form W-2 instead of Form 1099 and will be subject to federal and state income tax and FICA withholding as required based on the circumstances then-pertaining to the Executive with regard to his domicile.

16. Section 409A. This Agreement and the amounts payable hereunder are intended to qualify for an exemption from, or alternatively to comply with the requirements of, Section 409A, and shall be interpreted in accordance with such intent.  Notwithstanding the foregoing, to the extent any amount payable under this Agreement is subject to any taxes, penalties or interest under Section 409A, the Executive shall be solely liable for the payment of any such taxes, penalties or interest.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HEXCEL CORPORATION

By: /s/ Nick L. Stanage
Name: Nick L. Stanage
Its: Chief Executive Officer

EXECUTIVE

/s/ Ira J. Krakower
Ira J. Krakower